Exhibit 10.13





RETIREMENT AGREEMENT


     This RETIREMENT AGREEMENT ("Agreement"), dated as of June 20, 1995, is between PHELPS DODGE CORPORATION, a New York corporation with its principal place of business at 2600 North Central Avenue, Phoenix, Arizona 85004-3014 ("Phelps Dodge") and PATRICK J. RYAN, an individual residing at 5481 E. Lupine Avenue, Scottsdale, Arizona 85254 ("Ryan").

     Ryan serves as a Senior Vice President of Phelps Dodge and Executive Vice President of Phelps Dodge Mining Company ("PDMC"). He has worked for Phelps Dodge and its affiliated entities for over 24 years.

     Ryan has announced his desire to retire from Phelps Dodge. Phelps Dodge desires to recognize Ryan's service to it. Phelps Dodge and Ryan both desire that Ryan's retirement occur in an orderly fashion and that the issues raised by his retirement are dealt with in a mutually satisfactory manner.

     Therefore, in consideration of their mutual promises contained in this Agreement, the parties agree as follows:

     1. Retirement. Ryan will retire from employment with Phelps Dodge at the close of business on June 30, 1995 (his "Retirement Date"). Ryan will resign from all positions he holds with Phelps Dodge and with each of Phelps Dodge's subsidiaries and affiliated entities on his Retirement Date. At the request of Phelps Dodge, Ryan agrees to execute any documents to effectuate or to facilitate his retirement and resignations.

     2. Service Recognition Payment. In recognition of his years of service to Phelps Dodge, Ryan shall receive a payment in the gross amount of $155,500, less all applicable withholding taxes and other deductions. This payment will be made to Ryan within 10 calendar days after his Retirement Date or within 10 calendar days after the effective date of this Agreement, whichever is later.

     3. Bonus. Ryan shall be eligible to receive a pro rata bonus for calendar year 1995 based on the period he was an active full-time employee in accordance with the terms of the Annual Incentive Compensation Plan (the "AICP") and the goals that have been established by the AICP. With respect to the individual portion of the AICP award, Ryan will receive an award at the target level subject to the approval of the Compensation and Management Development Committee. The AICP bonus shall be paid to Ryan within 15 calendar days after the Compensation and Management Development Committee sets the award for active employees.

     4. Profit Sharing. Ryan shall receive a pro rata profit sharing contribution that is otherwise payable to Ryan with respect to 1995 performance. This profit sharing contribution shall be made at the same time and generally subject to the same terms and conditions as are applicable to other similarly situated employees of Phelps Dodge.

     5. Stock Options. Any unvested stock options held by Ryan under Phelps Dodge's 1987 Stock Option and Restricted Stock Plan and 1993 Stock Option and Restricted Stock Plan (the "Stock Plans") will vest as of July 1, 1995, subject to the approval of the Compensation and Management Development Committee. Ryan will then have until July 1, 2000 to exercise those stock options, subject to the approval of the Compensation and Management Development Committee. Except to the extent modified by this paragraph 5, all of the terms and conditions of the Stock Plans and the stock option grants made thereunder to Ryan shall continue to be applicable.

     6. Restricted Stock. Subject to the approval of the Compensation and Management Development Committee, the transfer restrictions shall lapse with respect to all outstanding restricted common shares previously awarded to Ryan and those shares shall become fully vested as of July 1, 1995.

     7. Monthly Retirement Benefits. In addition to the $2,033 monthly benefit Ryan is entitled to receive under the provisions of the Phelps Dodge Retirement Plan for Salaried Employees, Phelps Dodge will provide him with a nonqualified monthly retirement benefit of $14,247. Phelps Dodge also will provide Ryan with a special, nonqualified, monthly supplemental retirement benefit of $130 until Ryan reaches age 65. Monthly payments of these retirement benefits will start in July 1995. (The monthly benefits set forth in this section are based on a single life annuity.)

     8.  Additional Benefits.

       (a) Continuation of Medical and Dental Benefits. Until Ryan reaches age 65, and subject to his making those contributions, if any, required of employees generally to receive these benefits, Phelps Dodge will continue the participation of Ryan and his eligible dependents in its medical and dental benefit plans for active employees as they are in effect on the Retirement Date on the same terms and conditions as generally apply to similarly situated employees. When Ryan attains age 65, he and his eligible dependents will become eligible for retiree medical benefits. If he elects to receive retiree medical benefits, he will be required to contribute the applicable percentage of the premium cost of those benefits that is in effect at the time, subject to the provisions of the retiree medical plan.

       (b) Accrued Benefits. Except as provided in this Agreement, Ryan also shall receive all of the benefits that have accrued and that have become vested on or prior to the Retirement Date under the terms of Phelps Dodge's generally applicable employee benefit plans.

     9. Confidentiality. Ryan agrees that he will maintain the confidentiality of this Agreement, and that he will not communicate or disclose any information concerning this Agreement to anyone, except to his immediate family, his attorney and his accountant, and such persons will be advised of, and bound by, this confidentiality provision.

     10.  General Release.

       (a) Ryan agrees not to bring any suit or claim against Phelps Dodge or any of its related entities or individuals with respect to any matter, including those relating to his employment with Phelps Dodge or his retirement from that employment. Therefore, Ryan, and his heirs, executors, administrators and assigns, forever release Phelps Dodge and its parents, subsidiaries and related entities, and their officers, directors, agents, employees, attorneys and representatives from all claims, liabilities, suits, charges and actions, whether known or unknown, accrued or not accrued, as of the date Ryan signs this Agreement. The items released include, but are not limited to, matters relating to or arising out of his employment or retirement from employment. Some examples of the items released are claims under federal, state or local laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Arizona Civil Rights Act, and any common law, tort, or contract claims. This provision of course does not affect Ryan's rights to vested benefits under Phelps Dodge's benefit plans.

       (b) Ryan acknowledges that he has been advised by Phelps Dodge to consult with an attorney of his choice prior to executing this Agreement and that he has had an opportunity to do so, and that he has been given a period of at least 21 days within which to consider this Agreement.

       (c) Ryan understands that the special benefits he will receive by this Agreement are not required by the policies of Phelps Dodge. Ryan also understands that if he and Phelps Dodge did not have this Agreement, he would not be receiving these valuable special benefits.

       (d) Ryan has carefully read this Agreement, and he has had an opportunity to ask questions about it, he understands it, and he agrees to all of its provisions. Ryan understands that by signing this Agreement, he agrees not to sue or bring any claim against Phelps Dodge or any other entity or person he has released from claims. Ryan has made this Agreement voluntarily and without any duress.

     11. Indemnification. Phelps Dodge or one of its subsidiaries (including, without limitation, PDMC), as appropriate, shall indemnify Ryan for any claim arising out of or in connection with Ryan's service as an officer and employee of Phelps Dodge, or a subsidiary or affiliated entity of Phelps Dodge, in the same manner and to the same extent as Phelps Dodge or such subsidiary, as the case may be, indemnifies its then current officers or employees. Phelps Dodge shall continue coverage of Ryan under its directors' and officers' liability insurance policy to the same extent as its then current officers or employees are covered.

     12. Withholding. All cash payments to be made under this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. To the extent any compensation is payable to Ryan in accordance with this Agreement other than as a payment in cash, Ryan shall be required to pay Phelps Dodge an amount equal to all applicable income and employment taxes required to be withheld with respect thereto.

     13. Amendment. This Agreement may be amended only by a written instrument signed by Phelps Dodge and Ryan.

     14. Entire Agreement. Except to the extent that other agreements between Phelps Dodge and Ryan govern Ryan's rights with respect to outstanding awards under the Stock Plans, or Phelps Dodge's plans and programs that govern Ryan's accrued vested benefits, or the Consulting Agreement between Phelps Dodge and Ryan, this Agreement shall constitute the entire Agreement between Phelps Dodge and Ryan with respect to the subject matter hereof. Any other agreement or understanding between Phelps Dodge and Ryan (including, without limitation, any agreement to provide Ryan with benefits in the event his employment ends), whether written or oral, with respect to any matter addressed or described in this Agreement is hereby superseded and revoked and rendered void and without effect.

     15. Effective Date. Ryan may revoke this Agreement during the 7 calendar days after he signs it. The Agreement will not become effective until the eighth calendar day after Ryan signs it. If Ryan wishes to revoke the Agreement, he must do so in writing, and his written notice of revocation must be sent to Mr. John C. Replogle ("Replogle"), Vice President-Human Resources, Phelps Dodge Corporation, 2600 North Central Avenue, Phoenix, Arizona 85004. To be effective, the revocation must be received by Replogle during the 7 calendar days after the day Ryan signs this Agreement.

     16. Assignment. No rights or obligations under this Agreement may be assigned or transferred by Ryan except that Ryan's rights to receive any payment in respect to the compensation and benefits provided hereunder shall, in the event of death, pass to his estate, or to his designated beneficiary, and may be transferred by will or operation of law; provided that nothing in this section shall be construed to require Phelps Dodge to pay any survivor or death benefits with respect to the retirement benefits described in paragraph 7 other than those, if any, that are payable in accordance with the form of benefit payment elected by Ryan.

     17. Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Phoenix, Arizona, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. Costs of the arbitration shall be borne equally by the parties. Unless the arbitrator otherwise determines, the party that does not prevail in any such action shall reimburse the other party for his or its reasonable attorneys' fees incurred with respect to such arbitration.

     18. Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.

PHELPS DODGE CORPORATION           Patrick J. Ryan



By______________________           _____________________
  John C. Replogle
  Vice President-Human Resources   Date:_______________

Date:___________________